Table of Contents

Exhibit 4.4

SHARE ACQUISITION AGREEMENT AND OTHER COVENANTS

(i) NET SERVIÇOS DE COMUNICAÇÂO S.A.

(ii) FERNANDO NORBERT

(iii) BRASIL TV A CABO PARTICIPAÇÕES S.A.

(iv) Shareholders of NET SERVIÇOS DE COMUNICAÇÃO S.A.

(v) CHRISTOPHER TORTO

(vi) VIVAX S.A.

dated as of October 11, 2006

SHARE ACQUISITION AGREEMENT AND OTHER COVENANTS

This Share Acquisition Agreement and other Covenants (the "Agreement") is made this October 11, 2006, by and between:

on one side,

1. NET SERVIÇOS DE COMUNICAÇÃO S.A., a public corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of São Paulo, State of São Paulo, at Rua Verbo Divino, 1356, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 00.108.786/0001 -65, represented herein in accordance with its By-laws, hereinafter referred to as "NET", and, on the other side,

2. FERNANDO NORBERT, Brazilian, married, domiciled in the City of São Paulo, State of São Paulo, at Rua Jerônimo da Veiga, 164, cj. 17-B, Corporate Taxpayers’ ID (CPF/MF) no. 425.111.948 -72, Identity Card (RG) no. 10.556.715 SSP/SP, hereinafter referred to as “Norbert” or “Seller”, as Intervening Parties:

3. BRASIL TV A CABO PARTICIPAÇÕES S.A., a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Americana, State of São Paulo, at Avenida José Meneghel, 65, suite 02, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 01.924.561/0001 -40, represented herein in accordance with its By-laws, hereinafter referred to as “BTVC",

4. GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Afrânio de Melo Franco, 135, part, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 04.527.900/0001 -42, herein represented in accordance to its By-laws, hereinafter referred to as "GB",

5. GLOBO COMUNICAÇÃO E PARTICIPAÇÕES S.A., a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Lopes Quintas, 303, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 27.865.757/0001 -02, represented herein in accordance with its By-laws, hereinafter referred to as “Globo",

6. DISTEL HOLDING S.A., a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Afrânio de Melo Franco, 135, part, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 00.065.376/0001 -84, represented herein in accordance with its By-laws, hereinafter referred to as "Distel",

7. EMBRATEL PARTICIPAÇÕES S.A., a public corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Regente Feijó, 166, 16th floor, suite 1687-B, enrolled with the Brazilian General

Taxpayers' Registry (CNPJ/MF) under no. 02.558.124/0001 -12, represented herein in accordance with its By-laws, hereinafter referred to as "Embrapar",

8. EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. a closed corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Presidente Vargas, 1,012, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 33.530.486/0001 -29, represented herein in accordance with its By-laws, hereinafter referred to as "Embratel" and, together with GB, Globo, Distel and Embrapar, "NET Shareholder" or "NET Shareholders",

and as further Intervening Party:

9. CHRISTOPHER TORTO, American, married, business administrator, resident and domiciled in the City of Campinas, State of Sao Paulo, at Rua Eliseu Teixeira de Camargo, 1070, Casa 24, under Individual Taxpayers’ ID (CPF/MF) no. 026.092.127 -04, Identity Card (RNE) no. V137970-5, hereinafter referred to as "Torto", and

10. VIVAX S.A., a public corporation duly incorporated and existing in accordance with the laws of the Federative Republic of Brazil, with head offices in the City of Americana, State of São Paulo, at Avenida José Meneghel, 65, suite 07, enrolled with the Brazilian General Taxpayers' Registry (CNPJ/MF) under no. 01.402.946/0001 -47, represented herein in accordance with its By-laws, hereinafter referred to as “Vivax" or “Company", all together or individually hereinafter referred to as “Party” or “Parties”,

WHEREAS:

(i) on the date hereof, Seller directly owns 34,385 (thirty four thousand three hundred and eighty five) common shares, representing 51.58% (fifty one point fifty eight percent) of voting capital and 17.19% (seventeen point nineteen percent) of the total capital stock of BTVC, already counting all the securities issued or to be issued, with right of interest in the capital stock (the "Seller's BTVC Shares");

(ii) on the date hereof, Seller, by means of his interest in BTVC, directly owns 5,073,237 (five million, seventy three thousand and two hundred and thirty seven) common shares, representing 9.04% (nine point zero four percent) of the voting capital and 4.60% (four point sixty percent) of the total capital stock of Vivax, already counting all the securities issued or to be issued, with right of interest in the capital stock (the "Seller Shares");

(iii) on the date hereof, NET executed with HTI (as such term is defined below) a share acquisition agreement and other covenants, by means of which NET assumed the acquisition commitment and HTI the disposal commitment, subject to the conditions thereof, of the totality of the shares issued by Vivax and BTVC owned by HTI on the date hereof;

(iv) NET wishes to acquire, and the Seller wishes to dispose of all Seller's Shares (the "Transaction"),

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties hereto, intending to be legally bound hereby to the extent the conditions precedent set forth herein are satisfied, agree as follows:

I. DEFINITIONS

1.1. When used in this Agreement, the following terms shall have the respective meanings specified therefore below (to be equally applicable to both the singular and the plural forms of the terms defined).

"Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person.

"Agreement" shall have the meaning set forth in the introductory paragraph hereof.

"ANATEL" shall mean Brazilian Telecommunications Agency.

"ANATEL AUTHORIZATION" shall have the meaning set forth in Section 4.1 hereof.

"BACEN" shall mean Banco Central do Brasil, the Brazilian Central Bank.

"Block Shares" shall have the meaning set forth in Section 5.8 hereof.

"Books and Records" shall mean all books, records (including customer records), files and data, including electronic or computerized data, certificates and other documents of a determined Person.

"BOVESPA" shall mean Bolsa de Valores de São Paulo, the São Paulo Stock Exchange.

"Brazilian Corporate Law" shall mean the Brazilian Law no. 6,404, dated December 15, 1976, as amended and effective on the date of a determined event hereof.

"BTVC" shall mean Brasil TV a Cabo Participações S.A.

"Business" shall mean the business of cable TV, broadband and telecommunications in general, currently developed by Vivax and its subsidiaries.

"Business Day" shall mean any day other than a Saturday, a Sunday, a holiday or a day on which banks located in the City of São Paulo, in Brazil, are authorized or required by Law to close.

"CADE" shall mean Conselho Administrativo de Defesa Econômica, the Brazilian antitrust Governmental Authority.

"CCBC" shall mean Centro de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá (Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada).

"Closing Date" shall have the meaning set forth in Section 5.1 hereof.

"Company" shall mean Vivax, as set forth in the introductory paragraph hereof.

"Contingencies" or "Contingency" shall have the meaning set forth in Section 8.1 hereof.

“Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

"CVM" shall mean Comissão de Valores Mobiliários, the Brazilian Securities and Exchange Commission.

"Debentures" shall have the meaning set forth in Section 7.1.5.3 hereof.

"Direct Acquisition" shall have the meaning set forth in Section 5.4 hereof.

"Distel" shall mean Distel Holding S.A.

"Due Diligence" shall mean NET's own independent due diligence of Vivax and its Subsidiaries and Business, including operations, technology, assets, liabilities, results of operations, and financial condition and prospects of the Company.

“EBITDA” shall mean the sum of the result of the last four (04) quarters before the deduction of (i) income tax and social contribution, (ii) depreciations and amortizations, (iii) financial expenses deducted from financial revenues, (iv) equity interest results, and (v) non-operating result.

"Embrapar" shall mean Embratel Participações S.A.

"Embratel" shall mean Empresa Brasileira de Telecomunicações S.A.

"Encumbrance" shall mean any mortgage, encumbrance, pledge, secured credits, liens or similar agreement of any kind or nature.

“Exchange Ratio” shall have the meaning set forth in Section 2.2 hereof.

"GB" shall mean GB Empreendimentos e Participações S.A.

"Globo" shall mean Globo Comunicação e Participações S.A.

"Governmental Authority" shall mean any federal, state or municipal government, or any department, commission, board, bureau, agency, public registry, public authority, or instrumentality thereof, or any court or arbitrator that has or asserts jurisdiction over matters relating to, arising out of or in connection with the Parties, this Agreement, the Transaction Documents or the Transaction contemplated herein and therein.

"Guaranteed Periods" shall have the meaning set forth in Section 8.2(ii) below.

“Impediment to Implementation” shall have the meaning set forth in Section 6.1 hereto.

"Laws" shall mean any laws (whether statutory or otherwise), official interpretation of laws, rules, regulations, ordinances, judgments, decrees, orders, units and injunctions of any Governmental Authority wherever located now in effect or hereinafter enacted.

"Level 2 Regulation" shall mean the Level 2 of Regulation of BOVESPA, a different corporate governance segment for trading of stocks in BOVESPA.

"Losses" shall have the meaning set forth in Section 8.1 hereto.

"Merger of Shares" shall mean the merger, by NET, of 100% of the shares issued by Vivax.

“Net Financial Debt” shall mean the financial indebtedness deducted from the cash balance and available funds of Vivax, excluding junior credits obtained from shareholders.

"NET" shall mean NET Serviços de Comunicação S.A.

"Notice for Sale of Block Shares" shall have the meaning set forth in Section 4.5.1

"NET Shareholder" or "NET Shareholders" shall have the meaning set forth in the introductory paragraph hereof.

"NET Shareholders Meetinq" shall have the meaning set forth in Section 5.4.1 hereof.

"NET Shares" shall mean the 2,880,584 (two million, eight hundred and eighty thousand and five hundred and eighty four) preferred shares of NET to be acquired by the Seller, as detailed in Sections 5.3 or 5.4.1 below.

“Norbert” shall mean Fernando Norbert, as set forth in the introductory paragraph hereof.

“Notice for the Sale of Block Shares” shall have the meaning set forth in Section 5.8.1 hereof.

"Ordinary Course of Business" shall mean the normal operation of Business affairs according to the common practice in the industrial, commercial and financial operations, as well as the trade, regularly carried out by companies such as NET or Vivax, consistent with its past practices.

"Organized Fashion Sale" shall have the meaning set forth in Section 5.8 hereof.

"Party" shall have the meaning set forth in the introductory paragraph hereof.

"Permits" shall mean all federal, state and local or other governmental and other third party permits (including occupancy permits), certificates, licenses, consents, registrations and authorizations necessary for the conduct of the Business, as currently conducted, and the ownership of the assets of the Business.

"Person" shall mean and include, without limitation, an individual, legal entity, a partnership, a joint venture, a firm, an association, a corporation, a limited liability company, a division of a legal entity, an investment fund, a trust and an unincorporated organization.

“Plan of Merger” shall have the meaning set forth in Section 5.5 hereof.

"R$" or "Reais" shall mean the lawful currency of Brazil.

"Related Parties" shall have the meaning set forth in Section 10.1 hereof.

"Reorganization of BTVC" shall have the meaning set forth in Section 4.2 hereof.

"Restricted Period" shall have the meaning set forth in Section 5.8 hereof.

"SEC" shall mean the Securities and Exchange Commission of the United States of America.

"Seller" shall have the meaning set forth in the introductory paragraph hereof.

"Seller's BTVC Shares" shall have the meaning set forth in the first “whereas” hereof.

"Seller's Shares" shall have the meaning set forth in the second “whereas” hereof.

"Subsidiaries" shall mean Persons directly or indirectly controlled by another Person.

"Taxes" shall mean all taxes, assessments, charges, duties, fees, levies, social contributions or other governmental charges, no matter if federal, state or local (whether payable directly or by withholding and whether or not requiring the filing of a tax return, statement, form and/or report), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

"Torto" shall mean Christopher Torto, as identified in the Introduction hereof.

"Transaction" shall have the meaning set forth in the fourth “whereas” hereof.

"Transaction Documents" shall mean this Agreement and all related or ancillary documents, instruments or agreements to be executed and delivered in connection therewith.

"Vivax" shall mean Vivax S.A.

I I . THE TRANSACTION

2.1. Transaction. Subject to the satisfaction of the conditions precedent described in Article I I I below, including, but not limited to ANATEL Authorization, at the closing date, Norbert shall contribute the totality of the Seller’s Shares to NET’s capital stock, in exchange of NET’ Shares, by means of (i) Merger of Shares, as described in Section 5.3 below, or (ii) Direct Acquisition, as described in Section 5.4 below, at NET’s discretion.

2.1.1. If, after the resolution regarding the Transaction structure option (i.e., by means of the Merger of Shares or Direct Acquisition), its implementation is deemed as not feasible, the Transaction may be performed through the use of other alternative rather than the aforementioned ones, being guaranteed the right of the Parties to, under a common agreement, implement the Transaction through the use of other means, provided that the Exchange Ratio is observed.

2.2. Exchange Ratio. The exchange ratio for the Transaction shall be of 1 (one) share issued by Vivax to 0.5678 (zero point five six seven eight) NET preferred shares ("Exchange Ratio").

2.2.1. The Exchange Ratio shall be equally applicable to the Seller’s Shares and to Vivax’s Shares owned all the other minority shareholders of Vivax.

2.3. Public Offer arising from the Disposal of Control of Vivax – Should it be required by the applicable laws, NET shall be exclusively responsible for effecting, on its own account and at its risk, a public offer arising from the disposal of control of Vivax for the acquisition of the totality of its common and preferred shares, in compliance with the price, terms and conditions presented in applicable the rules of the CVM and in Level 2 Regulation. The obligation of NET of being charged for all the public offer costs includes, but is not limited to the expenses arising from court or out-of-court claims and proceedings, complaints and lawsuits of minority shareholders from Vivax or NET, resulting from the referred public offer liabilities, due to the disposal of control of Vivax.

I I I . CONDITIONS PRECEDENT

3.1. The obligations of each of the Parties under this Agreement are subject to the satisfaction of the following conditions precedent, unless waived in writing by the other Party:

3.1.1. Accuracy of Representations. Each representation and warranty of each of the Parties shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects until completion of the Transaction as though such representations and warranties had been made on and as of the Closing Date.

3.1.2. Consents. All Permits, agreements, approvals, filings and consents of any Person or Governmental Authority necessary to the consummation of the transactions contemplated by this Agreement shall have been obtained, or been made, by each of the Parties.

3.1.3. No Governmental Order; Absence of Change of Laws. No Governmental Authority shall have enacted, issued, promulgated or enforced any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) preventing the consummation of the Transaction.

3.1.4. Ownership of Shares. Seller shall own, of record and beneficially, on the Closing Date, the Seller's Shares it presently owns, free and clear of any liens and encumbrances. BTVC shall own, of record and beneficially, on the Closing Date, the Seller's Indirect Vivax Shares it presently owns, free and clear of any liens and encumbrances.

3.1.5. Corporate Approvals. The Parties shall have obtained all corporate approvals which are required by applicable law or by their by-laws, which once obtained are in full force and effect, as detailed in Exhibit 3.1.5 hereof.

3.1.6. Material Fact NET and Vivax, as Brazilian publicly-held companies, shall publish, or cause it to the published, within at most twenty four (24) hours counted from the execution date of this Agreement, a material fact, substantially in the form and contents of the draft attached to this instrument as Exhibit 3.1.6.

3.1.7. Release of the Pledge of Shares. Norbert shall have obtained the release of the pledge of shares of Vivax held by BTVC related to the Debentures issued by Vivax.

3.1.8. Covenants. The Parties shall have complied with the Covenants established in Paragraph IX.

IV. ANATEL AUTHORIZATION

4.1. Within 5 (five) business days counted from the execution of this Agreement, Norbert, BTVC and NET will record before ANATEL a request for the transfer of the corporate control of Vivax to NET, to be implemented by means of the merger of shares or of the direct acquisition (the "ANATEL Authorization").

4.1.1. The Parties shall cooperate one with another and shall make their best efforts to obtain any approval from third parties required for the Transaction, including Authorization from ANATEL.

Reorganization of BTVC

4.2. Only after the obtainment of ANATEL Authorization, NET and Norbert, as the only shareholders representing 100% (one hundred percent) of the capital stock of BTVC, shall carry out a corporate reorganization of BTVC, by means of which Norbert and Net will receive the total shares of Vivax held by BTVC at the time, as previously agreed by Norbert and NET (the "Reorganization of BTVC").

4.2.1. The Reorganization of BTVC will be implemented taking into consideration the Transaction established herein, in the most efficient manner for Norbert and NET, according to a structure to be defined by the Parties 90 (ninety) days after the execution of this Agreement. After the Reorganization of BTVC, NET will remain as the only shareholder of BTVC, which shall be settled in the smallest term possible.

V. CLOSING

5.1. Subject to the satisfaction of the conditions precedent described in Chapter I I I above and the obtainment of ANATEL Authorization, the closing of the Transaction, both by means of the Merger of Shares, as described in Section 5.3 below, and by means of the Direct Acquisition, as described in Section 5.4 below, shall take place at the headquarters of NET in the City of São Paulo, State of São Paulo, at Rua Verbo Divino, 1356, no later than 60 (sixty) days after the conclusion of the Reorganization of BTVC ("Closing Date”).

5.2. Each of the Parties hereto shall be solely liable for any and all Taxes that may be imposed on each of them from the Transaction.

Closing - Merger of Shares

5.3. On the Closing Date, Norbert will contribute all his 5,073,237 (five million, seventy three thousand, two hundred and thirty seven) shares of the Seller to the capital stock of NET, in counterpart for 2,880,584 (two million, eight hundred eighty thousand, five hundred and eighty four) Shares of NET, in compliance with the Exchange Relation established in Section 2.2 above.

5.3.1. The Merger of Shares will be approved at the Extraordinary General Meeting of Vivax and NET. To the holders of preferred shares of Vivax voting right shall be attributed, as provided for in the Bylaws of Vivax.

5.3.2. The Seller hereby expressly, irrevocably and irreversibly, agrees to vote in favor of the approval of the merger of shares, and make its best efforts for its implementation.

5.3.3. The Shareholders of NET hereby expressly, irrevocably and irreversibly agree to vote in favor of the approval of the merger of shares, and to make their best efforts for its implementation. Thus, by means of the approval of the merger of shares by the General Meeting of Vivax, the shareholders of Net will have the obligation to approve the merger of shares at the general meeting of Net.

Closing - Direct Acquisition

5.4. In the event NET decides to implement the Direct Acquisition, NET hereby agrees to directly acquire from the Seller the Shares of the Seller in accordance with the Exchange Relation, as set forth in Section 2.2 above ("Direct Acquisition").

5.4.1. Norbert shall attend the Extraordinary General Meeting of NET (“General Meeting of NET”), which will approve an increase in the capital stock, by means of the issuance of 2,880,584 (two million, eight hundred eighty thousand, five hundred and eighty four) shares of NET, to be subscribed by Norbert.

5.4.2. Norbert will paid up the shares of NET on the Closing Date, by means of the conference of NET of the shares of the Seller, and shall take all and any measure required for the transfer of the ownership of such shares of the Seller to NET, in accordance with Section 5.6 below;

5.4.3. The Shareholders of NET, hereby, expressly, irrevocably and irreversibly grant to the Seller any preemptive rights they may have concerning the capital increase described above. In the event the other shareholders of NET exercise their preemptive right related to the subscription of the shares of NET, NET shall, in accordance with paragraph 2 of Article 171 of the Corporate Law, deliver to Norbert, the gross amounts received by NET from its other shareholders for the payment of the preferred shares subscribed by them.

5.4.4. The issuance price of the Shares of NET shall be calculated according to the weighted average price per preferred share issued by NET, as verified on BOVESPA during the 5 (five) days of negotiation immediately prior to the General Meeting of NET approving the capital increase, determined according to the parameters set forth in the Corporate Law.

Closing Deliveries - Merger of Shares

5.5. At Closing, the Parties shall deliver all the corporate approvals required by Law and by their respective Bylaws, including (i) the minutes of the Meetings of the Board of Directors of Vivax and NET that approved the merger of shares, by means of the approval of the protocol of the merger of shares and justification describing in details such operation (“Protocol of Merger of Shares”), and (ii) Protocol for the Merger of Shares duly executed.

Closing Deliveries - Direct Acquisition

5.6 At Closing, NET shall deliver all the corporate approvals which are required by Brazilian law and its by-laws together with the minutes of the NET Shareholders Meeting, which approved the capital increase, and the corresponding Subscription List. Upon expiration of the 30 (thirty) day term for exercise of the preemptive rights of the minority shareholders of NET, NET shall send a written notice to Norbert informing the amount of preferred shares which have been effectively delivered to Norbert and the gross amount which shall be paid to Norbert in place of the preferred shares subscribed by minority shareholders,, on the first Business Day following the full settlement of such amounts by NET.

5.7. At Closing, Norbert shall deliver to NET the receipt of transfer of ownership of the Shares of the Seller to NET used as payment of the Shares of NET subscribed due to the capital increase.

Restrictions to Sale of NET’s Shares after the Closing of the Merger of Shares or the Closing of the Direct Acquisition

5.8. For a period of 3 (three) months after the Closing Date of the Merger of Shares or the Closing Date if the Direct Acquisition, as the case may be (the "Restricted Period"), Norbert will be allowed to sell any block of its NET Shares (the "Block Shares") in an organized fashion, through one or more overnight block trades, at a discount not to exceed 5% (five percent) of the weighted-average price verified in the BOVESPA during the day immediately preceding the sale (the "Organized Fashion Sale") so as to minimize the impact of such sale on the price of NET preferred shares on the stock exchange, provided, however, that, in such case, in consideration for the assignment of NET Shareholders' preemptive rights for the subscription of the NET Shares in favor of Norbert, as set forth in Section 4.1.3 above, NET Shareholders shall have the option to acquire all, but not part, of the shares contained in each Block Shares, in accordance with the proceeding set forth hereinbelow:

5.8.1. During the Restricted Period, in case Norbert wishes to sell any portion of its NET Shares, it shall previously send a written notice for such effect to the NET Shareholders ("Notice for Sale of Block Shares").

5.8.2. Within 2 (two) Business Days as from receipt of the Notice for Sale of Block Shares, NET Shareholders shall notify Norbert in writing informing on their intention to acquire all, but not part of the shares contained in each Block Shares. Such option, to be exercised as set forth hereinbelow, will allow NET Shareholders to purchase the Block Shares, for the weighted-average price verified in the BOVESPA for the 15 (fifteen) Business Days immediately preceding the receipt date of the Notice for Sale of Block Shares.

5.8.3. Upon confirmation of the NET Shareholders' intention to purchase the Block Shares, such transfer of the Block Shares by Norbert to the NET Shareholders shall take place within 7 (seven) Business Days and, on the same date, NET Shareholders shall pay to Norbert the price in consideration for the Block Shares, as set forth in Section 5.8.2 above, upon transfer of immediately available funds to Norbert.

5.8.4. In the event NET Shareholders (i) do not express their decision regarding the exercise or not of their option to purchase the Block Shares from Norbert within the time period above, or (ii) fail to effect the purchase of the Block Shares during the 7 (seven) day term above mentioned, then those Block Shares shall become fully unrestricted and may be freely traded by Norbert, at its sole discretion, in compliance with the price restrictions set forth in Section 5.8 above.

5.8.5. Without prejudice to the provisions of Section 5.8.4 above, if NET Shareholders elect not to acquire the Block Shares, and notify Seller in accordance with the provisions of Section 5.8.2 above, the Seller shall be able to sell its Block Shares but, during the Restricted Period, shall continue to do so through an Organized Fashion Sale. Seller's failure to sell the Block Shares within 10 (ten) Business Days from the receipt of the notice mentioned above shall trigger once more Seller's obligation to comply with the procedures set forth in this Section 5.8 and following above as long as the Restricted Period is still effective.

5.9. After the Restricted Period, in case Norbert wishes to sell any of its NET Shares, NET Shareholders shall have the option to acquire all, but not part of those NET Shares, in accordance with the procedure set forth in Sections 5.8.1 to 5.8.4 above.

VI. NON-IMPLEMENTATION OF THE TRANSACTION OR LACK OF ANSWER FROM ANATEL

6.1. In the event of prohibition to implement the merger of shares or the direct acquisition, due to (i) decision of ANATEL; or (ii) any judicial or administrative decision, or any new law impeding the implementation of the transaction, definitely or temporarily, ("Impediment to the Implementation”), or (iii) in the event it is not possible for ANATEL to pronounce a decision in the term o 1 (one) year from the execution date of this Agreement, the Parties shall comply with the Commitment Statement of the Ancillary Obligations of this date, specially (a) to execute shareholders’ agreements of Vivax and of BTVC and record them before ANATEL, to discipline its relationship as shareholders of Vivax and BTVC; and (b) to agree the terms and conditions that shall allow the Parties to sell their respective shares of Vivax, and to search for, jointly or individually, third-party investors to acquire the Control of Vivax, subject to the approval of ANATEL.

VII. REPRESENTATIONS AND WARRANTIES

7.1. The Seller, BTVC and Vivax, as a condition for NET to enter into this Agreement, hereby represents and warrants that all information and statements provided in this Section 7.1 are complete and accurate in all respects. Seller further makes the representations and warranties below, which are and shall remain true and correct as of the date hereof at least up to and as of the completion of the Transaction.

7.1.1. Capacity, Legal Right and Authority. Seller, BTVC and Vivax have, on the date hereof, and will have until completion of the Transaction set forth herein, full capacity and legal authority to enter into and execute this Agreement, to carry on the Transaction and to perform all their obligations set forth herein. Seller, BTVC and Vivax have taken all corporate and other actions required to authorize the execution and delivery of this Agreement, to carry on the Transaction and to perform all their obligations set forth herein. Except as otherwise set forth herein, no other action is required to authorize the execution, delivery and performance of this

Agreement by Seller and/or Vivax.

7.1.2. No Breach; Consent. The execution of this Agreement and the performance of the obligations undertaken herein do not (a) breach any provision of the By-Laws of Vivax or of BTVC; nor (b) conflict with or breach any law to which the Seller, BTVC or Vivax are subject; nor (iii) constitute a breach of any material agreement or instrument to which the Seller, BTVC or Vivax is a party or by which the Seller, BTVC or Vivax is bound, or to which any property or asset of the Seller, of BTVC or of Vivax is subject.

7.1.3. Binding Effect. This Agreement is validly executed and constitutes legal, valid and binding obligations of Seller and Vivax, enforceable against them according to its terms.

7.1.4. Organization and Existence. BTVC and Vivax are duly organized and validly existing in accordance with the laws of the jurisdictions of the Federative Republic of Brazil, in good standing and complying, in all material aspects, with applicable rulings and directives from relevant administrative and regulatory agencies to which they may be subject, with full capacity and legal authority to conduct the Business and to own and operate their assets and to hold all "concessões" and licenses necessary or required therefor.

7.1.5. Stock Capital and Shares.

7.1.5.1. On the date hereof, Vivax's stock capital, fully subscribed and paid-in, including all the security amounts issued or to be issued, with ownership interest in the stock capital, is R$478,193,663.25 (four hundred and seventy-eight million, one hundred and ninety-three thousand, six hundred and sixty-three reais and twenty-five cents), divided into 110,398,323 (one hundred and ten million, three hundred and ninety-eight thousand, three hundred and twenty-three) shares, of which 56,142,018 (fifty-six million, one hundred and forty-two thousand and eighteen) are common shares and 54,256,305 (fifty-four million, two hundred and fifty-six thousand, three hundred and five) are preferred shares.

7.1.5.2. On the date hereof, the stock capital of BTVC, fully subscribed and paid-in, amounts to R$200,000.00 (two hundred thousand reais), divided into 200,000 (two hundred thousand) shares, of which 66,666 (sixty-six thousand, six hundred and sixty-six) are common shares and 133,334 (one hundred and thirty-three thousand, three hundred and thirty-four) are preferred shares. On the date hereof, the Seller owns 34,385 (thirty-four thousand, three hundred and eighty-five) common shares representing 51.58% (fifty-one point fifty-eight percent) of BTVC’s total capital.

7.1.5.3. The Seller's Shares are fully paid-in and are entirely held, directly or indirectly, by the Seller and are not subject to any option, guarantee, pledge or lien which may prevent the Seller from being its sole owner, nor encumbrances that may in the future affect the availability and/or transfer, except for the pledge over the Seller's BTVC Shares in connection with the debentures issued by Vivax (“Debentures"). Except as set forth herein, the Seller has good and marketable ownership over the Seller' Shares, which are fully registered and freely tradable upon issuance. There are no agreements or other securities entered into or issued by the Seller or by Vivax that are intended to or which may bestow any person, company or other entity with rights similar to any rights arising from the Seller's Shares.

7.1.6. Broker fees. The Seller has dealt with its own brokers in connection with the Transaction contemplated in this Agreement and the Seller shall bear all the expenses, including any commission or fee, to be paid to any such brokers which have been hired by the Seller in connection with this Agreement.

7.1.7. Agreements with Affiliates and Related Parties. Seller and Vivax provided NET, in the Due Diligence, with any and all agreements currently in force entered into by and between the Seller (as well as its Affiliates and Related Parties), on one side, and Vivax (as well as its Affiliates and Related Parties) or BTVC (as well as its Affiliates and Related Parties), on the other side. Any and all agreements entered into by and between

Norbert and Vivax have been duly disclosed to the market and have been entered into on an arm's length basis and in the best interest of Vivax.

7.1.8. Due Diligence. To the Seller's knowledge, all material documents related to Vivax were made available to NET during the Due Diligence. All information was provided in good faith.

7.2. NET, as a condition for the Seller and Vivax to enter into this Agreement, hereby declares and guarantees that all information included in this Section 7.2. , including the ‘recitals’ hereto, are complete and accurate in all respects on the date hereof and shall remain complete and accurate up to and as of the Closing Date.

7.2.1. Capacity, Legal Right and Authority. NET has on the date hereof, and will have until completion of the Transaction set forth herein, full capacity and legal authority to enter into and execute this Agreement, to carry on the Transaction and to perform all their obligations set forth herein. NET has taken all corporate and other actions required to authorize the execution and delivery of this Agreement, to carry on the Transaction and to perform all their obligations set forth herein. Except otherwise set forth herein, no other action is required to authorize the execution, delivery and performance of this Agreement by NET.

7.2.2. No Breach; Consent. The execution of this Agreement and the performance of the obligations undertaken herein do not (a) breach any provision of the Bylaws of NET; nor (b) conflict with or breach any Law to which NET is subject; nor (iii) constitute a breach of any material agreement or instrument to which NET is a party or by which NET is bound, or to which any property or asset of NET is subject.

7.2.3. Binding Effect. This Agreement is validly executed and constitutes legal, valid and binding obligations of NET, enforceable against them according to its terms.

7.2.4. Stock Capital and Shares.

7.2.4.1. Globo, GB and Distel are, on the date hereof, owners of shares representing the equity control of NET, and the shares held by each of NET’s Shareholders are fully paid-in and are not subject to any option, guarantee, pledge or lien which may prevent NET’s Shareholders from being their sole owners and vote at NET’s Shareholders General Meetings as set forth herein

7.2.4.2. The NET Shares to be subscribed by Seller in connection with the Transaction shall be validly issued, fully registered and freely tradable upon completion of corresponding capital increase, and shall not be subject to any option, guarantee, pledge or lien which may prevent the Seller from effecting their subscription.

7.2.5. Broker fees. NET has dealt with its own brokers in connection with the Transaction contemplated in this Agreement, and NET shall bear all the expenses, including any commission or fee, to be paid to any such brokers which have been hired by NET in connection with this Agreement.

7.2.6. Due Diligence. NET hereby declares that it has conducted the Due Diligence, reviewed all the documents made available for the Due Diligence, asked for all information and/or questions that NET deemed necessary or appropriate in connection with the Due Diligence, and acknowledges that Vivax has provided NET with access to the documents, information, personnel, Books and Records, and any other necessary document and/or information of Vivax and its Subsidiaries for this purpose, and NET hereby declares that it has concluded the Due Diligence and that it is satisfied with the results of the Due Diligence.

7.2.7. Financial Statements. To NET's knowledge, all its financial information disclosed to the market, pursuant to the Brazilian Corporate Law, CVM and SEC rules, represent all relevant information concerning NET'S financial situation.

7.3. Each of NET’s Shareholders, as a condition for the Seller and Vivax to enter into this Agreement, severally hereby declares and guarantees, individually, that all information provided by them in this Section 7.3, including the ‘recitals’ hereto, are complete and accurate in all respects on the date hereof and shall remain complete and accurate up to and as of the Closing Date.

7.3.1. Capacity. Legal Right and Authority. Each of NET’s Shareholders has, on the date hereof, and will have until completion of the Transaction set forth herein, full capacity and legal authority to enter into and execute this Agreement and to perform all their obligations set forth herein. Each of NET’s Shareholders has taken all corporate and other actions required to authorize the execution and delivery of this Agreement and to perform all their obligations set forth herein. Except otherwise set forth herein, no other action is required to authorize the execution, delivery and performance of this Agreement by each of NET’s Shareholders.

7.3.2. No Breach; Consent. The execution of this Agreement and the performance of the obligations undertaken herein by each of NET’s Shareholders do not (a) breach any provision of the Bylaws of each of NET’s Shareholders; nor (b) conflict with or breach any Law to which each of NET’s Shareholders are subject; nor (iii) constitute a breach of any material agreement or instrument to which each of NET’s Shareholders is a party or by which each of NET’s Shareholders is bound.

7.3.3. Binding Effect. This Agreement is validly executed and constitutes legal, valid and binding obligations of each of NET’s Shareholders, enforceable against them exclusively in relation to the obligations expressly undertaken by them hereunder.

7.3.4. Organization and Existence. Each of NET’s Shareholders is duly organized and validly existing in accordance with the laws of the jurisdictions of the Federative Republic of Brazil, with full capacity and legal authority to conduct their business and to own and operate their assets.

7.3.5. Stock Capital and Shares.

7.3.5.1. Globo, GB and Distel are, on the date hereof, owners of shares representing the equity control of NET, and the shares held by each of NET’s Shareholders are fully paid-in and are not subject to any option, guarantee, pledge or lien which may prevent NET’s Shareholders from being their sole owners and vote at NET’s Shareholders General Meetings as set forth herein.

VIII. INDEMNIFICATION

8.1. Seller and NET hereby agree to indemnify and hold the other Party and its shareholders, board members, officers and employees harmless from any and all liability and/or damage (including reasonable fees and expenses of attorneys) (“Losses“) incurred solely from any breach or exclusively as a result of any liability which may be charged against on Party resulting from any breach of the declarations and guarantees provided for by the other Party in Chapter VII herein (any liabilities, claims and proceedings mentioned above shall be hereinafter referred to as ("Contingency" or "Contingencies").

8.1.1. NET recognizes that the Transaction contemplated in this Agreement is an "as is" transaction, and that no amounts whatsoever related to any liabilities of Vivax will be indemnified by the Seller to NET, except in the event of proven willful misconduct of the Seller, as declared in the final and unappealable decision, in the event of Contingencies.

8.1.2. The Seller is liable for the declarations and guarantees provided for in Sections 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.1.6, 7.1.7 and 7.1.8. NET is liable for the declarations and guarantees provided for in Sections 7.2.1, 7.2.2, 7.2.3, 7.2.4, 7.2.5, 7.2.6, 7.2.7, 7.3.1, 7.3.2, 7.3.3, 7.3.4 and 7.3.5.

8.2. Each of Seller's or NET's obligations to indemnify each other for Losses and/or Contingencies arising therefrom shall remain in force as follows:

(i) the obligations related to Sections 7.1.1, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 7.2.1, 7.2.2, 7.2.3, 7.2.4 and 7.2.5, 7.3.1, 7.3.2, 7.3.3, 7.3.4 and 7.3.5 shall remain in force during the prescriptive period applicable set forth in Law;

(ii) the obligations related to Sections 7.1.8, 7.2.6 and 7.2.7 shall be in force for a term of 3 (three) years as of the date of execution of this Agreement; and

(iii) all other obligations shall remain in force for a term of 3 (three) years as of the Closing Date ("Guaranteed Periods").

8.3. In the event of, during the Guaranteed Periods, a material Contingency arises that may be ascribable to the Seller, pursuant to Section 8.1 above, NET shall notify the Seller in writing, which notice shall mandatorily contain the details of the Contingency ascribed thereto, and said notice shall be presented no later than the last day of one half of the period available for the presentation of the respective defense or counterclaim. Sh o u l d NET not present the abovementioned notice within the prescribed period, it shall be solely liable for the defense or counterclaim in relation to the Contingency, as well as for the respective outcome thereof, including, but not limited to the costs and attorney and court fees, incurred as a result therefrom. Notwithstanding the foregoing, the Seller shall, at all times and for so long as the defense proceedings may last, keep NET abreast of the developments of such defense, providing NET, at their request, with any and all information and documents filed by the Seller with the relevant court.

8.3.1. Subject to the terms of Section 8.3 above, the Seller may either decide to present a defense or counterclaim or pay the amount required under the Contingency, and the Seller shall be liable for the payment of or defense against such Contingency and shall provide all necessary funds to timely cover any and all costs incurred, including guaranties and reasonable attorney and court fees, in relation to the Contingency. Should the Seller not so acknowledge its obligation to indemnify nor assume the defense of any such Contingency within the above prescribed period, NET may, but is not obliged to defend against such litigation using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim at its own and exclusive discretion.

8.3.2. Should the Seller assume the defense or counterclaim, NET shall wait until a final and unappealable decision is reached. If, after such final decision is reached, the result is fully favorable to NET and/or Vivax, as the case may be, no indemnification shall be due; should the decision be partially favorable, or completely adverse to NET and/or Vivax, as the case may be, the Losses to be established as effectively incurred by NET and/or Vivax in connection with the total amount of the adverse judgment, excluding the judicial costs and other expenses directly incurred by the Seller, shall be indemnified by the Seller to NET and/or Vivax, within a term of up to 10 (ten) Business Days.

8.3.2.1. Should either the Seller or NET fail to reimburse each other for the Losses with the terms prescribed above, the obligation of either the Seller or NET shall be readjusted in accordance with the IGP-M variation until the date of the effective payment of Losses.

8.3.3. Should the Seller opt to present the defense or counterclaim, as prescribed in Section 8.3.1 above, the Seller shall be entitled to appoint counsel of its trust, of undisputed reputation, to defend the interests of NET and/or Vivax, as the case may be, provided that such counsel be reasonably satisfactory to NET and/or Vivax and that the Seller bear any and all relevant attorney fees and all other related costs and expenses. Should NET, in good faith, determine that the claim is not appropriately conducted by the counsel indicated by the Seller, it may request that such a counsel be replaced by another attorney reasonably satisfactory to both Seller and NET. In this case, NET/Vivax shall grant sufficient powers to the counsel indicated by the Seller. NET and Vivax further agree to facilitate the development of the work, by supplying or providing for the supply, to the professionals chosen by the Seller, of all data and information available that are necessary for the defense of the claim or counterclaim, being the expenses deriving therefrom incumbent upon the Seller.

8.4. Should, during the Guaranteed Periods, any Contingency arises which is ascribable to NET, pursuant to Section 8.1 above, the Seller shall observe the same procedure set forth in Section 8.3 above, as it may be applicable.

IX. ORDINARY COURSE OF BUSINESS

9.1. Absence of Changes by the Seller and Vivax. Except if contemplated, disclosed and/or permitted herein, and excepted in the Ordinary Course of Business and consistent with past practices, as from the date hereof and until the closing of the Transaction, the Seller and Vivax irrevocably, directly and indirectly, agree to make Vivax observe the provisions below:

(i) not trade, sell, exchange, donate, contribute or dispose of by any manner NET or Vivax's shares, neither acquire new Vivax or NET's shares that may affect the ownership, ownership interest or holding of any part or all the Seller’s Shares;

(ii) conduct duly Vivax businesses during the Ordinary Course of Business, consistently with the past practices and in compliance with all the applicable and material Laws, including the non execution of new programming agreements or infrastructure agreements for voice services, renewal or substantial amendments to existing agreements, in addition to the non modification of the features of its current cable TV and broadband services, especially line up of said services, nor launch new services or execute any type of agreement with telecommunications companies odd to the Ordinary Course of Business or as set forth in previous agreements;

(iii) preserve the assets, working capital levels and indebtedness pursuant to the past practices and organize its Businesses (including not to sell or burden any material assets), in addition to no contract debt above the 2:1 ratio of the Net Financial Debt/EBITDA in the last 12 (twelve) months. Said ratio shall be determined based on the quarterly information disclosed by Vivax;

(iv) promptly notify NET of any material adverse change to its financial condition, operating results, businesses, assets, properties or any event likely to result in such material change, and not take any measure with the purpose of selling fully or substantial part of its assets, or perform any type of corporate restructuring, including, but not limited to, incorporating, spinning off, merging, splitting or grouping shares, capitalization, capital reduction, also including not restating or similar modification in Vivax’s capitalization;

(v) not declare, provision or pay any sort of dividend or any other type of stock capital distribution related to Vivax or any other form of buying or redeeming, directly or indirectly, any security representing equity interest, pay any loans or any other amounts due to any shareholders or former shareholder, or Subsidiaries, other than during the Ordinary Course of Business, pursuant to Law;

(vi) no acquire any business, or any Person or division, be it by means of incorporation or merger, purchase or sale of all or substantial part of its assets, or by any other means, which represent more than 10% (ten percent) of Vivax’s total assets;

(vii) not transfer, assign, pledge, bind, concede in rem right of guarantee or by any other means subject another person to lien, any of its operating units or material assets, excepting lien arising from the Ordinary Course of Business, excepting guarantee related to the financing agreements executory for the prepayment of Debentures;

(viii) not transfer tax losses accrued from any of its Subsidiaries;

(ix) not vote or allow any amendment, addendum, waiver or modification to any of Vivax or BTVC’s constitution documents that, individually or jointly, may result in any adverse change to Vivax or BTVC’s financial condition, operating results, business, assets, properties or any event likely to result in such a material change;

(x) not adopt a total or partial settlement plan, winding up, incorporation or merger, or perform any type of capitalization, restatement, restructuring or any other type of reorganization of Vivax or its Subsidiaries;

(xi) not vote for the approval of any of the following acts with respect to Vivax or BTVC: (a) granting, to any of its managers, raises or compensation, except in the Ordinary Course of Business and consistent with past practices; or if part of a standard remuneration package of any individual that may be hired or promoted or if required by law; and (b) execution of any labor agreement or remuneration or indemnification agreement due to the dismissal of any executive officers;

(xii) grant NET with access to information, including financial information related to Vivax, and authorize and instruct its managers and/or board members to disclose information related to Vivax, as it may be requested by NET, and allow for the visitation of NET agents to its facilities;

(xiii) not issue or sell to any Person any shares or other Vivax securities or any other type of convertible guarantee in or exchangeable by or referring to any security representing equity interests, or issue, sell, authorize, or carry out any type of subscription, option, warrant, conversion or other rights, contingent or of any other form, for the acquisition of any security representing equity interests or any guarantee convertible into or exchangeable by or referring to any security referring to any equity interests, or perform any type of capitalization, restatement, splitting of shares or similar modification in Vivax’s capitalization;

(xiv) advise NET and strive its best efforts for the acquisition of approval from third parties, necessary to the Transaction, including ANATEL’s authorization; and

(xv) take all the necessary measures to release the Seller’s Shares from any burdens and encumbrances, and, with that purpose, take all the necessary measures to carry out the prepayment of Debentures, no later than 55 (fifty-five) days after the execution of this Agreement.

9.2. Limitation to the Negotiation of Shares by NET and by NET’s Shareholders. After ANATEL’s Authorization and until the Closing Date, NET and NET’s Shareholders undertake, except upon written approval by the Seller, not to conduct any negotiation or sale NET preferred shares currently existing, or issue new NET preferred shares, with the following restrictions: (i) any one of NET’s Shareholders may, even during that period, carry out among themselves private purchase and sale operations of shares or of rights of subscription of NET’s Shares; (ii) Globo, Distel and/or GB may negotiate rights and subscribe to NET shares deriving from NET’s special goodwill reserve to be capitalized, provided that these operations are conducted outside the stock market and in compliance with the terms in NET shareholders’ agreement, and NET is authorized to issue the shares with this purpose; (iii) should NET’s Board of Directors have already approved the capitalization of NET’s special goodwill reserve when ANATEL’s Authorization is obtained, the capitalization referred to in item (ii) above may follow its ordinary course, and the issuance, subscription and trading of shares and respective preemptive rights shall not be subject to any restrictions, provided they are conducted outside the Stock Exchange and in compliance with the terms in NET shareholder’s agreement.

X. CONFIDENTIALITY

10.1. Each Party, for itself and its Affiliates, officers, directors, employees, advisors and contractors ("Related Parties"), undertakes to keep this Agreement, its provisions and all information and materials, whether written, oral, electronic or otherwise, obtained or received from the other Parties during the negotiation and performance of this Agreement, strictly confidential, except if:

(i) a prior written consent to the disclosure is obtained from the Party who owns the confidential information;

(ii) the relevant information is or becomes generally available to the public other than as a result of a breach of these confidentiality provisions through any disclosure or other action or omission by the Party or any of its Related Parties;

(iii) the information is or becomes known or available to the Party or any of its Related Parties on a non-confidential basis from a source (other than the Party owning the information or any of its Related Parties) that, to the best of the receiving Party's knowledge, after due inquiry, is not prohibited from disclosing such information as a consequence of an obligation owed to the Party owning the information or any of its Related Parties;

(iv) the information was already lawfully known by the Party as of the date of its disclosure by the other Party or its Related Parties; or

(v) the information is required to be disclosed under applicable Laws or regulations, including rules of ANATEL, BACEN, CVM or CADE, or by governmental order, decree or rule binding upon the relevant Party, provided that such Party consults with the Party owning the information before the disclosure.

10.2. The Parties further undertake, for themselves and their respective Related Parties, not to use any confidential information as provided for herein except for the purposes of this Agreement.

10.3. The confidentiality obligation set forth herein shall survive the termination of this Agreement for any reason whatsoever, remaining valid and in full force for 3 (three) years as from the date hereof.

XI. APPROVAL OF CADE, APPLICABLE LAW AND ARBITRATION

11.1. NET agrees to, at its sole expenses, make appropriate filings pursuant to applicable antitrust Laws to obtain the CADE's clearance of the Transaction contemplated hereby within the term set forth in applicable Law after the date of this Agreement. NET agrees to respond as promptly as practicable to any inquiries received from the notified Governmental Authorities and agrees to supply promptly any additional information and documentation that may be requested by them. NET agrees to keep Vivax fully and promptly informed of the status of the filings and shall deliver to them copies of any communication sent to or received from any antitrust authorities, with the exception of information classified as confidential by NET and/or NET Shareholders, at their discretion.

11.1.1. Seller and Vivax shall, at NET's expenses, assist NET in obtaining antitrust approval of the Transaction contemplated hereby, including timely providing to NET information with respect to the Seller or Vivax, if and to the extent that such information may reasonably be required by Law or by the antitrust authorities for the purposes of obtaining the necessary antitrust approvals, subject, however, to the provisions of Section 11.1.2. below.

11.1.2. In the event the antitrust authorities impose any restriction to the Transaction, as set forth in this Agreement, NET shall notify Seller and Vivax, NET and the Seller shall meet to discuss alternatives to comply with the conditions imposed by antitrust authorities. The Parties agree, however, that any penalty and/or restriction that may be imposed by CADE in relation to the Transaction shall be solely borne by NET (and for the avoidance of doubt, not in any circumstance the penalties or restrictions will be assumed or borne by the NET Shareholders), at its sole expenses and risk, and NET shall fully defend and hold Seller undamaged from any losses resulting therefrom, and in no event whatsoever, Seller or Vivax shall be responsible to pay any fines or indemnify NET in case the Transaction agreed herein is, in any way, not approved or subject to restrictions imposed by LADE, nor shall any disapproval or restriction of CADE affect Seller or Vivax, being NET solely liable to comply with CADE's impositions.

11.2. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

11.3. Should any dispute arise out of this Agreement, the Parties hereto shall endeavor to the best of their ability to solve the question in an amicable manner. In case they do not reach an agreement within 30 (thirty) days after the beginning of the negotiation, the dispute shall be subject to arbitration. The arbitration tribunal shall observe the arbitration regulation in accordance with the Rules of the CCBC, in the context of an arbitration administered by the Arbitration and Mediation Center of the Chamber of Commerce Brazil-Canada.

11.4. The only exception to this dispute resolution clause refers to shareholders disputes that are not related to this Agreement and therefore are subject to the specific stock market dispute resolution mechanism provided for in the Level 2 Regulation.

11.5. The arbitration tribunal shall apply the law of Brazil to solve the controversy. The Arbitration Tribunal shall be composed of 3 (three) members, called arbitrators, who shall be appointed by each side (Claimants and Respondents) according to the following procedure:

11.5.1. The Parties deciding to call arbitration (Claimants) shall notify the other Parties (Respondents) giving detailed reason for the installation of the arbitration and appointing their arbitrator, jointly. The Respondents, jointly, shall appoint the second arbitrator within ten (10) days after receipt of said notification and the two arbitrators shall appoint a third arbitrator, who shall act as the Chairman of the arbitration tribunal. If either side fails to make such appointment within ten (10) days, then the President of the CCBC shall appoint that arbitrator among the professionals duly qualified and who are registered before said entity.

11.6. The venue of the arbitration tribunal shall be the City of São Paulo, State of São Paulo, Brazil and the procedural rules to be followed shall be the ones set forth by CCBC, which shall be complemented by the rules set forth in Law no. 9,307/96 in cases of omission of a particular issue. The arbitration shall be conducted in Portuguese.

11.7. The Arbitration Tribunal shall be empowered to resolve any and all controversies relating to the dispute, including ancillary matters, and shall be empowered to issue any necessary orders to the parties, including injunctions and intermediate orders prior to a final decision. The Arbitration Tribunal is not authorized to act as amiable compositeur or to decide ex aequo et bono.

11.8. The arbitration award shall have the force of a judicial sentence and shall be binding upon the Parties in accordance with the law. The arbitration award shall establish which Party will bear the costs therefrom.

11.9. Each Parry retains the right to seek judicial assistance (a) to compel arbitration; (b) to obtain interim measures of protection rights prior to instruction of pending arbitration and any such action shall not be construed as a waiver of the arbitration proceeding by the Parties and (c) to enforce any decision of the arbitrators including the final award.

11.10. In case the Parties seek judicial assistance as provided in Section 11.9 above, the Courts of City of São Paulo, State of São Paulo shall have jurisdiction, except as otherwise agreed by the Parties.

XII. GENERAL PROVISIONS

12.1. This Agreement constitutes an irrevocable and irreversible obligation of the Parties and shall be binding upon their respective successors and permitted assignees.

12.2. This Agreement and the Transaction Documents represent the entire contract between the Parties with respect to the subject matter hereof and supersede all offers, proposals, statements, representations and agreements with respect to the subject matter hereof.

12.3. This Agreement shall become effective when executed and delivered by the Parties.

12.4. Except as otherwise expressly set forth herein, neither Party hereto may assign this Agreement, in whole or in part, without first obtaining the prior written consent of the other Parties.

12.5. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof. In case any terms and conditions of this Agreement invalid, ineffective or unenforceable, the Parties shall negotiate in good faith the replacement of such provisions for other valid and enforceable provisions.

12.6. All notices required to be given under the terms of this Agreement or which any of the Parties may desire to give hereunder shall be in writing and delivered personally or sent by express delivery, or by registered or certified mail, with proof of receipt, postage and expenses prepaid, and addressed as follows to the attention of the indicated persons, and the Parties may appoint in writing other Parties or addresses:

As to NET, addressed to:
NET Serviços de Comunicação S.A.
Rua Verbo Divino, 1356
São Paulo, SP
Facsimile: (11)5181-8187
Attention: Francisco Valim and André Borges

As to Norbert, addressed to:
 Rua Jerônimo da Veiga 164 cj. 17 B/D
São Paulo - S.P. - 04536-000
Facsimile: (11) 3079-1765
Attention: Fernando Norbert

As to BTVC, addressed to:
Brasil TV a Cabo Participações S.A.
Avenida José Meneghel, 65, sala 02
Americana, SP
Facsimile: (19) 3471-8922
Attention: Christopher Torto

As to GB, addressed to:
GB Empreendimentos e Participações S.A.
Avenida Afrânio de Melo Franco, 135

Rio de Janeiro, RJ

Facsimile: (21) 2512-2417
Attention: Marcos da Cunha Carneiro

Facsimile: (21) 2512-5889
Attention: José Carlos Benjo

As to Globo, addressed to:
Globo Comunicação e Participações S.A.
Rua Lopes Quintas, 303
Rio de Janeiro, RJ

Facsimile: (21) 2512-4698
Attention: Stefan Alexander

Facsimile: (21) 2540-1086
Attention: Simone Lahorgue Nunes

As to Distel, addressed to:
Distel Holding S.A.
Afrânio de Melo Franco, 135, parte
Rio de Janeiro, RJ
Facsimile: (21) 2522-5046
Attention: Rossana Fontenele and Gabriela Salomão Tavares

As to Embrapar, addressed to:
Embratel Participações S.A.
Rua Regente Feijó, 166, 16° andar, sala 1687-B
Rio de Janeiro, RJ

Facsimile: (21) 2121-8999
Attention: Antonio Oscar de Carvalho Petersen Filho

Facsimile: (21) 2121-4787
Attention: Isaac Berensztejn

As to Embratel, addressed to:
Empresa Brasileira de Telecomunicações S.A.
Avenida Presidente Vargas, 1.012
Rio de Janeiro, RJ

Facsimile: (21) 2121-8999
Attention: Antonio Oscar de Carvalho Petersen Filho

Facsimile: (21) 2121-4787
Attention: Isaac Berensztejn

As to Torto, addressed to:
Rua Eliseu Teixeira de Camargo,1070/24
Campinas, São Paulo, Brazil
Facsimile: (19) 3294-8604
Attention: Christopher Torto

As to Vivax, addressed to:
Vivax S.A.
Avenida José Meneghel, 65, sala 07
Americana, SP
Facsimile: (19) 3471-8922
Attention: Christopher Torto
All notices to Seller or Vivax with copy to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Alameda Joaquim Eugênio de Lima, 447
São Paulo - SP
Facsimile: (11) 3147-7770
Attention: Carlos Barbosa Mello and Fernanda de Proft Cardoso

Itaú BBA S.A.
Avenida Brigadeiro Faria Lima, 3.400, 4° andar
São Paulo - SP
Facsimile: (11) 3708-8107
Attention: Andre Kok and Fernando Meira

All notices to NET, NET Shareholders or Vivax with copy to:

Tozzini Freire, Teixeira e Silva Advogados
Rua Borges Lagoa, 1.328
São Paulo - SP
Facsimile: (11) 5086-5000
Attention: José Luis de Salles Freire

Goldman Sachs
85 Broad Street
New York - NY - USA
Facsimile: (1) (212) 902-3000
Attention: Santiago Rubin and Cristina Bueno

12.6.1. Any notice given in accordance with this Article shall be deemed to have been given upon delivery in person, or upon receipt if sent via express delivery; or registered or certified mail, postage prepaid and return receipt requested.

12.7. Each of the Parties shall pay all of its respective fees, costs and expenses incurred by it in connection with this transaction, including, without limitation, the fees and expenses of their attorneys, accountants, investment bankers and other persons, and no portion thereof shall be paid by the other Party.

12.8. All Exhibits hereto are hereby incorporated into this Agreement, and are hereby made a part hereof as if set out in full in this Agreement.

12.9. The failure by any Party hereto to exercise any right, power or privilege pursuant to the provisions in this Agreement shall not be construed as a waiver of such right, nor shall it preclude the total or partial exercise of such right or any other right or privilege agreed herein. The rights and protections set forth herein are cumulative and do not exclude any other rights or protections provided for by Law.

12.10. References in this Agreement to Chapters, Clauses, Paragraphs, Provisions, and Exhibits are to Chapters, Clauses, Paragraphs, Provisions, and Exhibits in or to this Agreement, except where otherwise indicated. Unless the context may require otherwise, any agreement, instrument or other document set forth or referred to herein, refers to the said agreement, instrument or other document as it is from time to time amended, supplemented or otherwise modified. Unless the context otherwise requires, references herein to any Person include its successors and assignees.

12.11. The descriptive words or phrases at the head of the Articles are inserted only as a convenience and for reference purposes and are not intended to in any way define, limit or describe the scope or intent of the Articles which they precede.

12.12. Notwithstanding the provisions of Section 8.1 above and the Parties' right to seek indemnification for losses and damages incurred in connection with the non-compliance by the other Party of any of the obligations undertaken hereunder, each of the Parties shall have the right to claim the specific performance of the obligations contained in this Agreement or any portion thereof, pursuant to the applicable provisions of the Brazilian Civil Procedure Code. Each of the Parties hereby expressly represents that any possible indemnification for damages in case of breach of this Agreement by any of the other Parties hereof shall not be considered sufficient compensation for such breach.

12.13. Parties hereby acknowledge and declare that this Agreement (as well as any rights and obligations derived herefrom or from the Transaction Documents) shall be immediately terminated in the event of termination or expiration of the share acquisition agreement and other covenants executed on the date thereof between HTI and NET, among others.

12.14. This Agreement shall be executed in the Federative Republic of Brazil.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date thereof, in 10 (ten) copies of equal form and content, in the presence of two (2) witnesses.

São Paulo, October 11, 2006

Witnesses:

1. Name: Paula Cristina da Silva Melo
Identification (ID): 28.031.574 -0
Individual Taxpayers’ ID (CPF/MF): 307.824.518/70

2. Name: Débora Silveira Silva
Identification (ID): 32.654.623 -6
Individual Taxpayers’ ID (CPF/MF): 335.852.718/20

EXHIBIT 3.1.5
CORPORATE ACTS FOR THE MERGER OF SHARES

1. Approval of the Incorporation of Shares by Vivax’s and NET’s Board of Directors: Within up to 15 (fifteen) days after obtaining ANATEL’s Authorization, Vivax’s Board of Directors and NET’s Board of Directors shall meet to approve and recommend the Transaction, including the Merger of Shares, through the approval of the following matters: (i) approval of the Merger of Shares Protocol, (ii) approval of the material fact that shall be disclosed to the market informing about the Transaction, to be carried out upon the Merger of Shares, as provided for in the applicable CVM regulation; and (iii) call for Vivax’s and BTVC’s General Meetings to resolve on the Merger of Shares.

2. Execution of the Merger of Shares Protocol: On the same date when the meetings of NET’s and Vivax’s Board of Directors’ meetings are held, pursuant to the provisions set forth above, Vivax’s and NET’s Officers shall execute the Merger of Shares Protocol.

3. Fiscal Council’s Opinion: Within up to 15 (fifteen) days after obtaining ANATEL’s Authorization, NET’s Fiscal Council shall meet to express an opinion on the Merger of Shares proposal.

4. Material Fact and Call for General Meetings. Within up to 24 (twenty-four) hours after the execution of the Merger of Shares Protocol, NET and Vivax shall (i) publish the Material Fact of the Merger of Shares and the Call Notice for the General Meetings which shall approve the Merger of Shares, in compliance with the Brazilian Corporate Law and the applicable CVM regulation.

5. Vivax’s and NET’s General Meetings: Within 15 (fifteen) days publishing the Material Fact of the Merger of Shares, Vivax’s and NET’s Extraordinary General Meetings, in which the preferred shareholders shall have voting right, pursuant to the provisions in the Level 2 Rules, shall resolve on the following matters: (i) ratification of the appraising companies hired to prepare the Merger of Shares appraisal reports; (ii) approval of the appraisal reports mentioned in item (i) above; (iii) approval of the Protocol and of the Merger of Shares; and (iv) approval of the increase of NET’s capital stock, if it is the case, resulting from the Merger of Shares, by means of which new NET preferred shares shall be issued, to be fully paid in by Vivax’s shareholders (including Norbert), in compliance with the Substitution List, by force of the Merger of Shares. In addition, NET’s General Meeting shall approve the transaction of acquisition of Vivax’s control by NET, pursuant to the provisions in Article 256 of the Brazilian Corporate Law.

6. NET’s and Vivax’s administrations shall inform BOVESPA and CVM, on an irrevocable and irreversible basis, about their decision to not reconsider the Merger of Shares, pursuant to the provisions in Article 171, paragraph 30 of the Brazilian Corporate Law.

CORPORATE ACTIONS PARA DIRECT ACQUISITION

1. Approval of the Transaction and of the Capital Increase by NET’s Board of Directors: Within up to 15 (fifteen) days as from obtaining ANATEL’s approval, NET’s Board of Directors shall meet to approve and recommend the Transaction, including the capital increase related thereto. NET’s Shareholders shall instruct the members elected by them to (i) vote in favor of the approval of the Transaction; and (ii) publish, on the immediately following day, the call notice for the NET Shareholders Meeting, which shall take place within up to 15 (fifteen) days as from such publication.

2. Opinion of NET’s Fiscal Council: Within up to 15 (fifteen) days as from obtaining ANATEL’s approval, NET’s Fiscal Council shall meet to express an opinion on the Transaction, including the capital increase related thereto.

3. Shareholders’ Meeting: Within up to 15 (fifteen) days as from the publication of the call notice mentioned in item 1 above, NET shall hold, and Norbert shall attend, the NET Shareholders’ Meeting, to resolve on the following matters:

(i) approval of the Transaction of acquisition of Vivax’s control by NET, pursuant to the provisions in Article 256 of the Brazilian Corporate Law;

(ii) ratification of the appointment of the appraising company hired to prepare the appraisal report of (a) the issuance price of NET Shares, and (b) the Seller's Shares to be used for paying in NET Shares;

(iii) approval of the appraisal report mentioned in item (ii) above;

(iv) approval of the NET’s capital increase, upon issuance of NET Shares, with express and irrevocable waiver from the NET Shareholders of their preemptive rights in such subscription; and

(v) 30 (thirty) day period for the exercise of the preemptive rights of the minority shareholders of NET, counted as from the publication of the minutes of the NET Shareholders’ Meeting.

4. The minutes of the NET Shareholders Meeting mentioned in item 3 above shall be published on the day immediately following it.

5. Upon expiration of the 30 (thirty) day term as from the date of the NET Shareholders Meeting for the exercise of the preemptive rights resulting from the capital increase by the minority shareholders of NET, the latter shall immediately send a written notice to Norbert informing (i) the amount of remaining NET Shares to be subscribed by Norbert; and (ii) the gross amounts that shall be transferred to Norbert by NET pursuant to the provisions in article 171, paragraph 2 of the Brazilian Corporate Law.

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

NET Serviços de Comunicação S.A.
Signed by Francisco Tosta Valim Filho and Leonardo Porciúncula Gomes Pereira

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Brasil TV a Cabo e Participações S.A.
Signed by Fernando Norbert and Christopher Paul Torto

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Signed by Fernando Norbert

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Signed by Suely Souza Norbert

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

GB Empreendimentos e Participações S.A.
Signed by Rossana Fontenele Berto / Stefan Alexander

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Globo Comunicação e Participações S.A.
Signed by Rossana Fontenele Berto / Stefan Alexander

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Distel Holding S.A.
Signed by Francisco Rossana Fontenele Berto / Stefan Alexander

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Embratel Participações S.A.
Signed by [•]

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Empresa Brasileira de Telecomunicações S.A.
Signed by [•]

SIGNATURE PAGE OF THE SHARE ACQUISITION AGREEMENT AND OTHER
COVENANTS, ENTERED INTO AMONG FERNANDO NORBERT, NET SERVIÇOS
DE COMUNICAÇÃO S.A. AND VIVAX S.A., AMONG OTHERS.

Vivax S.A.
Signed by Christopher Paul Torto and Antonio João Filho